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EXHIBIT 12.1 -   STATEMENT REGARDING COMPUTATION OF FINANCIAL RATIOS


(Dollars in millions)

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                                    2000              1999              1998             1997             1996
1.  NET INCOME AS A
     PERCENT OF SALES

     A Net Income                  $ 18.3            $ 42.6            $ 70.4           $117.7           $128.3
     B Net Sales                   $422.4            $516.8            $465.0           $539.1           $497.4

     A % of B                         4.3%              8.2%             15.1%            21.8%            21.5%


2.  EFFECTIVE INCOME TAX
     RATE

     C Income Taxes                $ 17.4            $ 32.7            $ 41.5           $ 56.7           $ 63.8
     D Income before Income        $ 35.7            $ 75.3            $111.9           $174.4           $192.1
         Taxes

     C % of D                        48.8%             43.4%             37.1%            32.5%            33.2%


     Current Ratio

     E Current Assets              $188.5            $255.8            $240.9           $282.7           $339.6
     F Current Liabilities         $131.3            $206.8            $205.2           $102.8           $123.5

     E : F                            1.4               1.2               1.2              2.7              2.7
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